UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 29, 2005 Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Mill Road Chelmsford, MA 01824 (Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (978) 250-2900

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05: Costs Associated with Exit of Disposal Activities.

On April 29, 2005, the Registrant committed to a reduction of its workforce by approximately 20 employees or 6% of the Registrant’s total workforce, effective immediately, by the notification of the employees affected. This workforce reduction is a result of the rationalization of certain R&D initiatives. At this time the Registrant estimates that the amounts for each major type of cost associated with this course of actions are as follows:

Severance and other employee related	$.50 - .60 million
Impairment charges for fixed assets and inventory	$.20 - .35 million
Other costs	$.30 - .65 million

Total Estimate	$1.0 - 1.6 million

These restructuring charges will all be recorded in the Registrant’s third quarter results for the period ended April 30, 2005. At this time, the Registrant estimates that approximately $.8- $1.2 million of the total cost is expected to result in future cash expenditures.

The Registrant's press release announcing the workforce reduction is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01: Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

99.1	Press Release of the Registrant, dated April 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

/s/ Richard J. Gaynor Richard J. Gaynor Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)

Dated: April 29, 2005

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of the Registrant, dated April 29, 2005.